Exhibit 10.1

SERVICE AGREEMENT

This SERVICE AGREEMENT (the “Agreement”) is made as of this 13th day of March, 2008, by and between Christopher L. Harris, an individual having an address at 94 Pitts Bay Road, P.O. Box HM 2079, Pembroke HM HX, Bermuda (the “Executive”) and Montpelier Re Holdings Ltd., whose registered office is located at Clarendon House, 2 Church Street, Hamilton, Bermuda (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to a Service Agreement, dated as of March 25, 2002 between the Company and the Executive and subsequent amendments, the Executive currently serves as President and Chief Underwriting Officer and Chief Risk Officer of the Company; and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue employment under the terms and conditions of this Agreement;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Employment.  The Company hereby shall continue to employ the Executive, and the Executive hereby accepts the continuation of employment as the President of the Company and accepts the new position of Chief Executive Officer (“CEO”) of the Company, under the terms and subject to the conditions set forth herein.

2.             Term.  Subject to paragraph 7, the Executive shall be employed hereunder for the period commencing July 1, 2008, which shall be the effective date (“Effective Date”) of this Agreement, and ending June 30, 2011 (the “Term”).

3.             Duties.
(a)  During the Term, the Executive shall have all responsibilities commensurate with the positions of President and CEO.  The Executive shall perform such duties and exercise such powers in relation to the business of the Company, or of any Group Company, as may from time to time be assigned to or vested in him by the Board and shall give to the Board such information regarding the affairs of the Company, and of any Group Company, as it shall require and at all times in all respects conform to and comply with the reasonable directions and regulations made by the Board.  The Executive shall perform such services for any Group Company, including but not limited to Montpelier Reinsurance Ltd., (without further remuneration except as otherwise agreed), and shall accept such offices in any such Group Company as the Board may require.  The Executive shall well and faithfully serve the Company and the Group Companies, and shall use his best endeavors to promote, develop and extend their businesses and interests, giving at all times the full benefit of his knowledge, expertise, technical skill and ingenuity.  All other senior officers and executives of the Company shall report to the Executive.  For purposes of this Agreement, “Group Company” shall mean and include any company which is from time to time a holding company (as defined by Section 86 of the Companies Act 1981 (the “Companies Act”), but irrespective of whether it is a Bermuda Company or an overseas company) of the Company, a subsidiary company (as so defined) of the Company, a subsidiary company (as so defined) of a holding company (as so defined) of the Company or in which the Company owns at least 50% of the issued share capital.

(b)           The Executive agrees that he will devote substantially all of his time and attention to the affairs of the Company and the Group Companies and that he will not engage, directly or indirectly, in any other business or occupation during the Term.  The Executive may (i) serve on corporate, civic or charitable boards or committees and otherwise engage in charitable and civic activities, and (ii) engage in personal investment activities on behalf of himself or his family, provided that Executive continues to devote substantially all of his time and attention to the affairs of the Company and the Group Companies.

(c)           The Company reserves the right to require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during a period of up to twelve (12) months immediately preceding the termination of his employment, provided always that the Company shall continue to pay the Executive’s Base Salary, Housing Allowance, Target Bonus or other such bonus amount payable to Annual Bonus Plan Group A participants as approved by the Compensation and Nominating Committee of the Board (the “Compensation Committee”), and contractual benefits for such period.  This paragraph 3(c) shall not affect the general right of the Company to suspend the Executive for Cause (as defined in paragraph 7(c), below).

4.             Compensation and Related Matters.  As full compensation for the Executive’s performance of his duties and responsibilities hereunder during the Term, the Company shall pay the Executive the compensation and provide the benefits set forth below and in paragraph 5 of this Agreement:

(a)           Base Salary.  During the Term of this Agreement, the Company shall pay the Executive an annual salary (the “Base Salary”) of six hundred and seventy-five thousand dollars ($675,000 U.S.), less applicable withholding and other deductions, payable monthly in arrears on the day appointed by the Board for the payment of salaries or pro rata if Executive is employed for less than a full month.  The Compensation Committee, subject to ratification of the Board, may, in its sole discretion, increase or decrease the Base Salary at any time during the Term; provided, however, that in no event shall the Executive’s Base Salary be decreased at any time during the Term below the rate of $675,000 (U.S.) per annum.  The Compensation Committee will conduct the first base salary review no later than January 1, 2009.  The Base Salary shall be inclusive of any director’s fees or other fees or remuneration payable to the Executive by the Company or any Group Company and, accordingly, either the Executive shall pay over or cause to be paid over to the Company all such fees or remuneration paid or payable to him or his Base Salary shall be reduced by the amount of such fees or remuneration.

(b)           Bonuses.  The Executive shall be entitled to participate in the Company’s annual bonus plan with a target bonus equal to 100% of his Base Salary (the “Target Bonus”).  For the year in which the Executive first becomes CEO, such Target Bonus shall be determined based on the Base Salary in effect while CEO.  If the Company’s annual bonus plan is terminated during the term of this Agreement the Executive shall remain entitled to an annual bonus on the same terms and conditions as were contained in the Company’s annual bonus plan with a target bonus equal to the Target Bonus.  Notwithstanding any provision in the applicable annual bonus plan to the contrary, the annual bonus, if any, earned by the Executive with respect to a fiscal year will be paid to the Executive no later than seventy-five (75) days following the end of such fiscal year.

(c)           Long-Term Incentive Plan.  Each year during the Term, the Executive shall be entitled to participate in the Montpelier Long-Term Incentive Plan (“LTIP”), as in effect from time-to-time,

or shall be entitled to comparable long-term incentives outside of the LTIP (if the LTIP is terminated and the Company does not adopt any comparable replacement plan) with an annual target value of not less than his then Base Salary and a vesting period of not more than four (4) years.  On July 1, 2008, the Executive shall receive a grant of 25,000 Restricted Share Units (“RSUs”) which shall vest pro-rata on an annual basis over five years beginning July 1, 2008 and ending June 30, 2013, provided, however, if the Company chooses to non-renew or terminate this Agreement prior to June 30, 2013 for other than “Cause” as defined in paragraph 7(c), these RSUs shall be deemed fully vested and the shares with respect to these RSUs shall be issued as soon as reasonably practicable following the date on which these RSUs would otherwise have become fully vested.

(d)           Housing Allowance.  Until the termination of this Agreement, the Executive shall receive a housing allowance of $12,000 per month.

(e)           Benefits.  The Executive shall be eligible to receive the benefits that the Company generally makes available to its executives (as the same may be revised from time to time), including but not limited to, the Company’s retirement, savings, medical, dental, life insurance and deferred compensation plans.

(f)            Paid Holiday.  In addition to the usual public holidays, the Executive shall be entitled to receive twenty-five (25) paid business days holiday each year.  The Executive may schedule the holiday days as he elects, subject to the reasonable disapproval of the Board.  Any entitlement to holiday remaining at the end of a year may be carried to the next succeeding year but no further.  Entitlement to holiday (and on termination, holiday pay in lieu of holiday) accrues pro rata throughout each year, provided that fractions of days shall be disregarded in calculating entitlement to vacation or payment in lieu thereof.

(g)           Currency.  The Executive’s Base Salary, annual bonuses, cash settlement, if any, of Performance Shares under the LTIP (or their equivalent) and any other cash remuneration or reimbursement payable by the Company to the Executive shall be denominated in U.S. dollars.  All such payments and reimbursements, whether fixed (e.g., Base Salary,) or variable (annual bonuses, LTIPs, etc.) shall be paid in U.S. dollars, unless Executive consents, in writing, to use of another currency.

5.             Reimbursement.  The Executive shall be reimbursed for all documented business related expenses.  The Executive shall be entitled to be reimbursed for first-class air fare and the expenses of appropriate hotel accommodations for business travel.  The Executive shall be reimbursed for the cost of business-class air fare for personal travel for the Executive and his household for up to eight (8) trips per year.  The Executive shall be reimbursed for reasonable tax advisory services.  All amounts payable under this paragraph 5 shall be subject to the Executive’s presentment to the Company of appropriate documentation.  The Executive may not travel by motor scooter (or similar transport) and, when in Bermuda, shall travel by car or taxi service at Company expense.

6.             Confidentiality

(a)           The Executive shall not, either during the continuance of his employment hereunder (otherwise than in the proper performance of his duties hereunder) or at any time after the termination thereof, divulge to any person whomsoever and shall use his reasonable endeavors to prevent the publication or disclosure of any trade secret or other confidential information concerning the business, finances, accounts, dealings, transactions or affairs of the Company or any Group Company or of any of their respective clients entrusted to him or arising or coming to his knowledge during the course of his employment hereunder or otherwise; provided that the foregoing shall not prevent or limit the Executive from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to compel testimony from or the production of documents by the Executive.  The provisions of this paragraph 6(a) shall not apply to any information which is or becomes publicly known other than as a result of the Executive’s breach of this agreement.

(b)           The Executive shall upon the termination of his employment hereunder immediately deliver up to the Company all fee schedules, lists of clients, correspondence and other documents, papers and property belonging to the Company or any Group Company or related to any of the matters referred to in paragraph (a) above which may have been prepared by him or have come into his possession in the course of his employment hereunder and shall not retain any copies thereof.

7.             Termination.  The Executive’s employment shall terminate upon:

(a)           the Executive’s death; or

(b)           the Executive being unable to perform his duties and responsibilities hereunder due to his disability (as defined below).  For purposes of this Agreement, the term “disability” shall mean that the Executive has been unable to perform the duties and responsibilities required of him hereunder due to a physical and/or mental disability for a period of six (6) consecutive months or for more than one-hundred eighty (180) working days, whether or not consecutive, during any twelve (12) month period; provided that any such periods may be extended at the sole discretion of the Board.  From the date on which the Executive’s disability commences through the date on which the Executive’s employment hereunder is terminated by reason of such disability, the Executive shall continue to receive the Base Salary (less any Company-paid benefits that he receives, such as short term disability or workers compensation, during such period); or

(c)           the termination of the Executive’s employment by the Company for “Cause”.  For purposes of this Agreement, “Cause” shall mean: (i) conviction of an offense (other than a road traffic offense or other non-material offense not subject to a custodial sentence); or (ii) willful gross negligence or willful gross misconduct by the Executive in connection with his employment with the Company or a Group Company which causes or is likely to cause material loss or damage to the Company or such Group Company; or

(d)           the resignation of the Executive for “Good Reason”.  For purposes of this Agreement “Good Reason” shall mean: (i) a decrease in the Executive’s Base Salary (except as authorized under paragraph 4 (a)) or any material decrease in bonus opportunity; (ii) a material diminution in the authority, duties or responsibilities of the Executive’s position with the result that the Executive makes a determination in good faith that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution; (iii) a relocation of the Company’s executive offices from Bermuda without the Executive’s consent as long as the Executive is CEO of the Company; and (iv) a material breach by the Company of the terms of this Agreement or of any award under the LTIP; provided that Executive shall have provided written notice to the Company (attention of at least two members of the Board other than the Executive), setting forth the alleged Good Reason within 120 days of the event, and the breach shall not have been cured within thirty (30) days of receipt of the notice.

(e)           the termination of the Executive’s employment by the Company without Cause; or

(f)            the resignation of the Executive without Good Reason.

8.             Termination Payments and Benefits.

(a)           If the Executive’s employment is terminated by the Company for Cause pursuant to paragraph 7(c), then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, no later than seventy-five (75) days following such termination, (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) payment for any accrued, but unused paid holiday as of the effective date of termination; and (C) any reimbursements to which he may be entitled under paragraph 5 of this Agreement.

(b)           If the Executive’s employment is terminated by: (i) reason of the Executive’s death or disability, or (ii) the Executive without Good Reason pursuant to paragraph 7(f), then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive, no later than seventy-five (75) days following such termination, (A) the Base Salary provided for herein up to and including the effective date of termination, prorated on a daily basis; (B) payment for any accrued, but unused paid holiday as of the effective date of termination; (C) any reimbursements to which he may be entitled under paragraph 5 of this Agreement; and (D) repatriation expenses equal to three (3) months of Base Salary and Housing Allowance.

(c)           If the Executive’s employment is terminated by: (i) the Company without Cause pursuant to paragraph 7(e), or (ii) the Executive for Good Reason pursuant to paragraph 7(d), then in full satisfaction of the Company’s obligations under this Agreement, the Executive, his beneficiaries or estate, as appropriate, shall be entitled to receive:  (A) an amount equal to the Base Salary, bonuses and any Performance Shares, RSUs or other LTIP Awards earned but not previously paid through the date of termination; (B) payment for any accrued but unused paid holiday as of the effective date of termination; (C) any reimbursements to which the Executive may be entitled under paragraph 5 of this Agreement; (D) an amount equal to the sum of the Base Salary then in effect and the annual Target Bonus for the year during which the termination occurs, multiplied by the greater of (I) two (2), or (II) the remaining number of years and fractions thereof (with each full and partial month counting as one-twelfth (1/12th) of a year) in the Term; (E) medical benefit continuation under the Company’s medical plan for the Executive and his household for a period of three (3) years following the termination of the Executive’s employment at the Company’s expense and thereafter at the Executive’s expense; (F) full vesting to 100% (but not accelerated payment) of any unvested RSUs or other long-term incentive compensation awarded to the Executive under any LTIP or award or similar agreement; and (G) pro rata payment with respect to any outstanding Performance Shares previously awarded to the Executive, with performance measured at the end of the year in which the termination occurs and with the valuation of such Performance Shares (if paid in cash) based on the average of the last ten (10) trading days of the year in which the termination occurs.  In addition, the Executive shall be entitled to Group A Benefits under the Montpelier Re Holdings Severance Plan (“Severance

Plan”), if such Severance Plan has been adopted and is then in effect; provided, however, that such Group A Benefits shall be applied against and shall reduce the benefits payable under this paragraph 8(c).  In addition, if the Executive’s employment is terminated in any of the circumstances covered by this paragraph 8(c), then notwithstanding any provision in any Company stock option held by the Executive to the contrary, the Executive shall be entitled to exercise any Company stock options during the two (2) year period beginning on his date of termination (but not beyond the expiration date of the option).  Payment of benefits upon termination under clauses (D), (E), (F), and (G) of this paragraph 8(c) shall be made no later than seventy-five (75) days following such termination, subject to and conditioned upon the Executive’s execution, within sixty (60) days following such termination, of a Separation Agreement and General Release within the meaning of the Severance Plan.

9.             Non-Renewal of Agreement.  If this Agreement is not renewed at the end of the Term and upon or following such non-renewal the Executive’s employment with the Company terminates for any reason, but the Executive remains an active member of the Board then such service as a Board member shall be considered continued employment for purposes of determining the vesting of stock options, RSUs, Performance Shares and any other form of long-term incentive compensation, and the Executive shall remain entitled to continuing health coverage for himself and his household at the Company’s expense.  If this Agreement is not renewed at the end of the Term and upon or following such non-renewal the Executive’s employment with the Company terminates for any reason and the Executive is removed from the Board (other than for Cause) or is not reelected to the Board (despite his willingness to remain an active member of the Board), then (i) the Executive’s unvested stock options, RSUs, Performance Shares and any other form of long-term incentive compensation shall become 100%

vested, (ii) Executive shall have two (2) years following his last day as a member of the Board (but not beyond the expiration date of the option) in which to exercise any outstanding stock options (notwithstanding any provision of the stock options to the contrary), (iii) Executive shall be entitled to pro rata payment with respect to outstanding Performance Shares previously awarded to the Executive with performance measured at the end of the year in which his service as a member of the Board ends and with the valuation of such Performance Shares (if paid in cash) based on the average of the last ten (10) trading days of such year, and (iv) Executive shall receive an amount equal to the sum of the Base Salary then in effect plus the highest Annual Bonus paid in the three (3) years prior to the date of non-renewal in consideration of the restrictions imposed within paragraph 10.

10.           Non-Competition.

(a)           During the Term, the Executive shall not without the consent of the Board directly or indirectly engage in any other business or be concerned or interested in any other business of a similar nature to or which would or might compete with the business for the time being carried on by the Company or any Group Company save that he may (but without prejudice to paragraph 3) be interested as a holder or beneficial owner of not more than 5% of any class of stock, shares or debentures in any company (other than the Company, in which case, such limit shall not apply) whose stock, shares or debentures are listed or dealt in on an appointed stock exchange (as defined in the Companies Act).

(b)           Since the Executive has obtained in the course of his employment prior to the date hereof and is likely to obtain in the course of his employment hereunder knowledge of the trade secrets and also other confidential information in regard to the business of the Company and of any

Group Company with which he becomes associated, the Executive hereby agrees with the Company that in addition to the restrictions contained in paragraph (a) above, he will not in Bermuda, the United Kingdom, or the European Economic Community:

(i)            During the period of twelve (12) months following the termination of his employment hereunder (howsoever caused) either on his own account or for any other person, firm or company directly or indirectly be engaged in or concerned with any business or undertaking which is engaged in or carries on in Bermuda, the United Kingdom, or the European Economic Community any insurance business which competes or seeks to compete with the business carried on by the Company or any other Group Company at the date of termination.

(ii)           During the period of twelve (12) months following the termination aforesaid either on his own account or for any other person, firm or company directly or indirectly solicit, interfere with or endeavor to entice away from the Company or any Group Company any person, firm or company who at the date of termination aforesaid or who in the period of twelve (12) months immediately prior to such date was a customer or client of or in the habit of dealing with the Company or any Group Company or who at such date was to his knowledge negotiating with the Company or any Group Company in relation to all or part of its business.

(iii)          During the period of twelve (12) months following the termination aforesaid either on his own account or for any other person, firm or company solicit the services of or endeavor to entice away from the Company or any Group Company any director, employee or consultant of the Company or any Group Company (whether or not such person would commit any breach of  his contract of employment or engagement by reason of leaving the service of such company) nor shall the Executive knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person.

(c)           While the restrictions aforesaid are considered by the Parties to be reasonable in all the circumstances, it is agreed that if any of such restrictions shall, taken together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Group Company but would be adjudged reasonable if part of the wording thereof were deleted or modified the said restrictions shall apply with such words deleted or modified.

(d)           The Executive hereby agrees that he will at the request and at the cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests provided that he terms of such restrictions and provisions will not be more onerous than the restrictions and provisions of this Agreement.

11.           Successors.  The Executive’s performance hereunder is personal to the Executive and shall not be assignable by the Executive.  The Company may at any time and from time to time delegate its power and authority under this Agreement to any Group Company and such delegation (or the revocation thereof) shall be effective upon the Company’s giving written notice of the same to the Executive.  The Company may assign this Agreement to any Group

Company or to any successor to all or substantially all of the business and/or assets of the Company, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, provided, however, that any such Group Company, successor, and the Company remain jointly liable to the Executive for performance of this Agreement.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12.           Legal Expenses.  The Company will pay or reimburse the Executive for all costs and expenses (including court costs and attorney’s fees) incurred by the Executive as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof or any benefit or award contemplated herein, but only if the Executive is the prevailing party, in whole or in significant part, with respect to such claim, action or proceeding.  The Executive will pay or reimburse the Company for all costs and expenses (including court costs and attorney’s fees) incurred by Company as a result of any claim, action or proceeding arising out of, or challenging the validity, or enforceability of, this Agreement or any provision hereof or any benefit or award contemplated herein, but only if the Company is the prevailing party, in whole or in significant part, with respect to such claim, action or proceeding.

13.           Survival of Operative Sections.  The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed or intended to remain in full force and effect notwithstanding such termination.

14.           Miscellaneous.

(a)           Waiver; Amendment.  The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.  This Agreement may be amended or modified only by a writing signed by both parties hereto.

(b)           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties irrevocably submit to the non-exclusive jurisdiction of the Courts of Bermuda.

(c)           Paragraph Captions.  Paragraph and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(d)           Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(e)           Integration.  To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of any LTIP, Annual Bonus Agreement, Restricted Share Unit Award Agreement, Severance Plan or any other compensation plan, benefit plan, award, or similar agreement, it is hereby acknowledged and agreed that the terms most favorable to the Executive shall control; provided that the determination as to whether any such conflict or inconsistency exists shall be made by the Board in its reasonable discretion.  No agreements, plans, or representations, oral or otherwise, express or implied, unless specifically referred to herein (which reference includes the plans and agreements described in the preceding sentence of this paragraph 14(e)), with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(f)            Interpretation; Counterparts.
                (i)   No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.
                (ii)  For purposes of this Agreement: “herein, “hereby,” “hereof”, “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular paragraph.
                (iii)  References to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification).
                (iv) References to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa.
                (v)  References to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated.

(g)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(h)           Untrue Statements.  The Executive shall not knowingly at any time make any untrue statement in relation to the Company or any Group Company and in particular shall not after the termination of his employment hereunder wrongfully represent himself as being employed by or connected with the Company or any Group Company.

(i)            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with confirmation of transmission), or by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Executive:

Christopher L. Harris

Montpelier House

94 Pitts Bay Road

Pembroke, Bermuda HM08

with copies to :

Peter Tierney

Carrington, Coleman, Sloman & Blumenthal, L.L.P.

901 Main Street, Suite 5500

Dallas, Texas USA 75202

If to the Company:

Montpelier Re Holdings Ltd.

Montpelier House

94 Pitts Bay Road

Pembroke, Bermuda HM08

Attn. General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Any such notice given by post shall be deemed to have been served on the second weekday after dispatch (public holidays excepted) and any notice so given by hand shall be deemed to have been served when delivered if delivered during normal business hours or, if delivered outside such hours, at the next time after delivery when normal business hours commence.

(j)            No Limitations.  The Executive represents his employment by the Company hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

(k)           Section 409A.  Notwithstanding any other provision of this Agreement, if at the time of termination of the Executive’s employment he is a “specified employee” (as defined in Section 409A of the U.S. Internal Revenue Code and any regulations or Treasury guidance promulgated thereunder (“Section 409A”)) and any payments upon such termination under paragraph 8 above will result in additional tax or interest to the Executive, he will not be entitled to such payments until the earlier of (i) the date that is six (6) months after such termination of employment or (ii) any earlier date that does not result in any additional tax or interest to the Executive under Section 409A.  In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

MONTPELIER RE HOLDINGS LTD.		EXECUTIVE

By:	/s/ ANTHONY TAYLOR	/s/ CHRISTOPHER L. HARRIS

	Anthony Taylor, CEO	Christopher L. Harris